Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-1) and related Prospectus of Biophytis S.A. for the registration of 133,333,400 Ordinary Shares, and to the incorporation by reference therein of our report dated April 21, 2022, except for the Note 12.2.4, as to which the date is January 30, 2023, with respect to the consolidated financial statements of Biophytis S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young et Autres

Paris – La Défense, France

August 4, 2023